Exhibit 4.2

DESCRIPTION OF GLOBAL GAS CORPORATION SECURITIES

The following summary of the securities of Global Gas Corporation (the “Company”) is based on and qualified by the Company’s Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”). References to the “Company,” “Global,” “we,” “us,” and “our” refer to Global Gas Corporation.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Annual Report on Form 10-K of which this exhibit is attached.

Authorized and Outstanding Capital Stock

The Amended and Restated Charter authorizes the issuance of up to 401,000,000 total shares, consisting of (a) 380,000,000 shares of the Company’s Class A Common Stock, (b) 20,000,000 shares of the Company’s Class B Common Stock, which will be exchangeable (together with Holdings Common Units) into shares of the Company’s Class A Common Stock in accordance with the Exchange Agreement, and (c) 1,000,000 shares of preferred stock.

Common Stock

Voting Rights

Except as otherwise provided by law or in the Amended and Restated Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Global Common Stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. Holders of Global Common Stock will be entitled to one vote per share on matters to be voted on by stockholders and will not have the right to cumulate votes in the election of directors.

Dividend Rights

The holders of Global Class A Common Stock are entitled to receive such dividends and other distributions as declared by the Global Board, equally on a per share basis. Dividends shall not be declared or paid on Global Class B Common Stock and the holders of shares of Global Class B Common Stock shall have no right to receive dividends in respect of such shares of Global Class B Common Stock.

Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Global, after payment or provision for payment of the debts and other liabilities of Global, and subject to the rights of the holders of shares of Global’s preferred stock in respect thereof, the holders of shares of Global Class A Common Stock will be entitled to receive all of the remaining assets of Global available for distribution to its stockholders, ratably in proportion to the number of shares of Global Class A Common Stock held by them. The holders of shares of Global Class B Common Stock, as such, will not be entitled to receive any assets of Global in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Global.

Preemptive or Other Rights

Under the Amended and Restated Charter, our stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Global Common Stock.

Global Class B Common Stock Exchange Rights

Shares of Global Class B Common Stock shall be exchangeable for shares of Global Class A Common Stock on the terms and subject to the conditions set forth in (A) the Holdings LLCA and (B) the Exchange Agreement. The holders of Holdings Common Units shall, to the extent provided in the Exchange Agreement and the Holdings LLCA and in accordance with the terms and conditions of the Exchange Agreement and the Holdings LLCA, as applicable, have the right to exchange such Holdings Common Units, together with shares of Global Class B Common Stock, for such number of fully paid and nonassessable shares of Global Class A Common Stock determined in accordance with the terms of the Exchange Agreement.

Global Class B Common Stock Transfer Restrictions

No share of Global Class B Common Stock may be sold, exchanged or otherwise transferred, other than as part of (i) the exchange of a Holdings Common Unit as set forth in the Amended and Restated Charter, or (ii) the transfer of a Holdings Common Unit by a holder of Holdings Common Units to a permitted transferee of such holder in accordance with the Holdings LLCA. In the event that any outstanding shares of Global Class B Common Stock are sold, exchanged or otherwise transferred other than as provided in the foregoing clauses (i) and (ii), or such outstanding shares of Global Class B Common Stock shall otherwise cease to be held by a holder (or a permitted transferee of such holder) of a corresponding number of Holdings Common Units (based on the exchange rate then in effect) for any reason, such shares of Global Class B Common Stock shall automatically and without further action on the part of the Global or any holder of Global Class B Common Stock be deemed to be transferred to Global and thereupon shall be retired.

Preferred Stock

The Amended and Restated Charter provides that shares of Global preferred stock may be issued from time to time in one or more series. The Global Board will be authorized to establish the number of shares to be included in such series, and fix the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, applicable to the shares of each series. Our Board will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the post-combination company or the removal of management of the post-combination company.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Global Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time, provided that we have an effective registration statement under the Securities Act covering the shares of Global Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Global Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless a holder has at least two units, such holder will not be able to receive or trade a whole warrant. The warrants will expire on December 21, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Global will not be obligated to deliver any Global Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Global Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Global satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Global Common Stock upon exercise of a warrant unless the share of Global Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Global be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Global Common Stock underlying such unit.

If a registration statement covering the shares of Global Common Stock issuable upon exercise of the warrants is not effective by 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if Global Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per share of common stock equals or exceeds $18.00

Once the warrants become exercisable, Global may call the warrants for redemption for cash:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Global Common Stock and equity-linked securities for capital raising purposes in connection with the Closing as described elsewhere in this proxy statement) for any 20 trading days within a 30 trading-day period ending three business days before Global sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Global for cash, Global may exercise its redemption right even if Global is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If Global calls the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Global Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Global Common Stock equal to the quotient obtained by dividing (x) the product of the number of Global Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Global Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Global Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Global Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Global Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Global Common Stock is increased by a stock dividend payable in shares of Global Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Global Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Global Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Global Common Stock equal to the product of (i) the number of shares of Global Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Global Common Stock) and (ii) the quotient of (x) the price per share Global Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Global Common Stock, in determining the price payable for Global Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Global Common Stock as reported during the ten trading-day period ending on the trading day prior to the first date on which the Global Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Global Common Stock on account of such Global Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Global Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Global Common Stock in respect of such event.

If the number of outstanding shares of Global Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Global Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Global Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Global Common Stock.

Whenever the number of shares of Global Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Global Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Global Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Global Common Stock (other than those described above or that solely affects the par value of such Global Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of outstanding Global Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Global Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Global Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Global Common Stock in such a transaction is payable in the form of Global Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-countermarket, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Global Common Stock. After the issuance of Global Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Global Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the Global Common Stock issuable upon exercise of the private placement warrants) will not be redeemable by Global so long as they are held by our Sponsor or its permitted transferees. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by Global and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Global Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Global Common Stock underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Global Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In addition, the private placement warrants will not be exercisable more than five years from the effective date of the registration statement for our IPO in accordance with FINRA rules.

Anti-Takeover Effects of Provisions of the Amended and Restated Charter, the Global Bylaws and Applicable Law

Certain provisions of the Amended and Restated Charter, Global Bylaws, and laws of the State of Delaware, where Global is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Global Common Stock. Global believes that the benefits of increased protection give Global the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Global and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Global Common Stock remains listed on Nasdaq require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Global by means of a proxy contest, tender offer, merger, or otherwise.

Number of Directors

The Amended and Restated Charter and the Global Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time pursuant to a resolution adopted by the Global Board. The initial number of directors will be set at five.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Global Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Global Board or a committee of the Global Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Global with certain information. Generally, to be timely, a stockholder’s notice must be received at Global’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Global Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Global Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Global.

Limitations on Stockholder Action by Written Consent

The Amended and Restated Charter provides that, subject to the terms of any series of Global preferred stock, until the Voting Threshold Date, any actions required to be taken or permitted to be taken by the Dune stockholders may be taken by written consent signed by the Global stockholders having not less than the minimum number of votes that would be necessary to authorize such action at a meeting. Following the Voting Threshold Date, any action required or permitted to be taken by the stockholders of Global must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either an initial business combination or transaction which resulted in the stockholder becoming an interested stockholder;

(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)	at or subsequent to such time an initial business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Global’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

The Amended and Restated Charter would cause the combined company to not be governed by Section 203 of the DGCL.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Amended and Restated Charter does not authorize cumulative voting.

Forum Selection Clause

The Amended and Restated Charter requires provide that, unless Global consents to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of Global; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Global to Global or Global’s stockholders; (iii) action asserting a claim against Global or any director or officer arising pursuant to any provision of the DGCL or the Amended and Restated Charter or Global Bylaws; or (iv) action asserting a claim against Global or any director or officer of Global governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Chancery Court or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of Global Common Stock shall be deemed to have notice of and to have consented to the forum provisions in Global’s certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with Global or Global’s directors, officers or other employees, which may discourage such lawsuits. Notwithstanding the foregoing, the Amended and Restated Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Section 22 of the Securities Act, however, created concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such exclusive forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions; however, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers of corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain exceptions. Global’s Amended and Restated Charter includes a provision that eliminates the personal liability of directors and officers for damages for any breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Global Bylaws provide that Global must indemnify and advance expenses to Global’s directors and officers to the fullest extent authorized by the DGCL. Global also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Global directors, officers, and certain employees for some liabilities. Global believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Amended and Restated Charter and the Global Bylaws may discourage stockholders from bringing lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Global and its stockholders. In addition, your investment may be adversely affected to the extent Global pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Global’s directors, officers, or employees for which indemnification is sought.

Corporate Opportunities

Under the Amended and Restated Charter, Global has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, non-employee directors of Global (including any non-employee director who serves as an officer of Global, in both his or her director and officer capacities, or his or her affiliates), except that Global will not renounce its interest in any corporate opportunity offered to any non-employee director (including a non-employee director who serves as an officer of Global in both his or her director and officer capacities) if such opportunity is expressly offered to such person solely in his or her capacity as a director of Global.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Global’s stockholders will not have appraisal rights in connection with a merger or consolidation of Global while Global’s stock is either listed on a national securities exchange or held of record by more than 2,000 holders, subject to certain exceptions.

Stockholders’ Derivative Actions.

Under the DGCL, any of Global’s stockholders may bring an action in Global’s name to procure a judgment in Global’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Global’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent, Warrant Agent and Registrar

The Transfer Agent for Global capital stock is Continental Stock Transfer & Trust Company. Global has agreed to indemnify Continental in its roles as Transfer Agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.